Exhibit (d)(3)

OUTLINE OF PACIFIC DUNLOP EMPLOYEE SHARE PLAN (“THE PLAN”)

1

(a) Interpretation

“Affiliate” means a corporation or partnership which the Board declares to be an Affiliate for the purposes of the Plan by virtue of the interest held by the Company or any subsidiary in such corporation or partnership

“Board” means the Board of Directors of the Company.

“Company” means Pacific Dunlop Limited.

“Eligible Employee” has the meaning set out in sub-paragraph (b) of this paragraph.

“Home Exchange” has the meaning ascribed thereto by paragraph 2 of the Plan.

“Initial Issue” means the first issue of shares under the Plan.

“Issue Price” has the meaning ascribed thereto by paragraph 2 of the Plan.

“Loan Scheme” means the Pacific Dunlop Loan Scheme set out in the Schedule hereto (as amended from time to time).

“Member” means an Eligible Employee who applies and becomes a member of the Plan.

“Plan” means “the Pacific Dunlop Employee Share Plan.”

“Plan Shares” has the meaning ascribed thereto by clause 1 of the Loan Scheme.

“Rights Issue” means an offer by the company during the currency of the Plan made to the holders of fully paid ordinary shares in the capital of the Company to subscribe for ordinary shares, convertible notes or other Securities of the Company or of any other corporation (whether by way of renounceable or non-renounceable rights or otherwise) for the purposes hereof.

“Securities” includes shares, stock, debentures, debenture stock, notes and any options to subscribe for the same.

“Subsidiary” has the meaning ascribed thereto by the Companies (Victoria) Code.

(b) Eligible Employees under the Plan shall be full time (or at the discretion of the Board, part time) employees of the Company and of its subsidiaries or Affiliates with five or more years of service (or three or more years service if the employee is a member of a Pacific Dunlop Group Superannuation Scheme). The above-mentioned qualifying period of service may be reviewed from time to time by the Board and, in the case of an Affiliate, “service” shall be subject to such terms and conditions as the Board may determine. Employees otherwise qualified to be eligible who are not resident in Australia will not be offered the Initial Issue but may at the discretion of the Board be offered subsequent issues. Employees who are members of the Pacific Dunlop Executive Share Plan are not eligible to participate in the Plan.

2

Ordinary shares in the Company may at the discretion of the Board be issued to members of the Plan upon such terms as the Board may determine. The Issue Price of the shares will,

(a) in the case of the Initial Issue, be the Market Price of the fully paid ordinary shares in the Company calculated by reference to the weighted average sale price of those shares on The Stock Exchange of Melbourne Limited (“the Home Exchange”) upon the issue date; and

(b) in the case of subsequent issues will be the price as in (a) above or as may otherwise be determined by the Board.

The shares of the Initial Issue and subsequent issues will be fully paid ordinary shares and will not be listed upon the Australian Associated Stock Exchanges until the member has paid the Loan due to the Company in respect of such shares, will rank equally with the other fully paid ordinary shares of the Company for voting rights and dividends, and will be entitled to participate in any bonus issues to be made by the Company on the same basis as would other issued fully paid participating ordinary shares in the Company and will be entitled to participate in any Rights Issues made by the Company on the same basis as fully paid fully participating ordinary shares are entitled to participate

3	Shares of the Initial Issue will be payable as to 10 cents per share by the Member with the balance of the Issue Price to be advanced by the Company to the Member who will apply the same in payment of the balance of the Issue Price; the share certificates relating to the Plan Shares will be held by the Company pursuant to an equitable mortgage from the Member to the Company as security for the Loan upon the conditions set out in the Loan Scheme annexed hereto in the schedule.

4	Shares of subsequent issues will be payable as to 10 cents per share by the Member or such other amount as may be determined by the Board, and otherwise upon the same terms and conditions as provided in paragraph 3.

5

Basis of Initial Issue and Later Issues

Eligible Employees will in the year 1987 be offered 100 Plan Shares for each year of service with the Company or a Subsidiary or an Affiliate at the Issue Price.

In subsequent years Eligible Employees will be offered up to 100 Plan Shares in respect of each year of service as determined by the Board.

6

Voting Rights

Each Member shall be entitled to exercise voting rights in respect of the Plan Shares held by him subject to such provisions as are contained in the Loan agreement should the Member be in default under the terms thereof.

7

Disposition of Business or Subsidiary

The Board may at its discretion determine to either:

(a) treat the disposition by the Company or a Subsidiary of a business in which the Member is employed or the shares in a Subsidiary or Affiliate by which the Member is employed as a resignation by the Member; or

(b) offer to continue the Loan to a Member for such period as the Board may in its absolute discretion determine notwithstanding the termination of the employment of the Member within the Pacific Dunlop Group or by an affiliate

8

Limit on Plan Shares

Unless with the prior approval of the Company in General Meeting, the Company shall not issue shares under the Plan if immediately thereafter the total of the nominal value of all issued shares under the Plan would exceed five (5) percent of the total of the nominal value of all issued shares of the Company. A share will not be considered a share under the Plan if its subscription was not funded in any part under the Loan Scheme or, where funded in part by such a Loan, the Loan is or is deemed to be fully repaid.

9	Shares ceasing to be subject to the Share Plan will be subject to applications for listing upon the Home Exchange on the last business day of the months of March, June, September and December in each year.

10

Powers of the Board

The Plan shall be administered by the Board who shall have the power to:

(a) determine appropriate procedures for administration of the Plan consistent with the terms thereof;

(b) resolve conclusively all questions of fact or interpretation in connection with the Plan;

(c) delegate to any one or more persons for such period and on such conditions as they may determine the exercise of any of their powers or discretions arising under the Plan;

(d) amend or add to the terms and conditions of the Plan, other than in respect of the total number of shares issued under the Plan; and

(e) terminate the Plan

SCHEDULE PACIFIC DUNLOP LOAN SCHEME TERMS AND CONDITIONS

Interpretation	1. In this Loan Scheme, unless the contact otherwise requires:

	“Borrower”	means an Eligible Employee who makes an application for a Loan and, in the event of his death after the grant to him of a Loan, his executors, administrators or other legal personal representatives;

	“Eligible Employee”	means a person who is an Eligible Employee under the Plan;

	“Loan”	means a Loan granted by the Company under the Plan to an Eligible Employee;

	“Loan Scheme” and “Scheme”	means the Pacific Dunlop Loan Scheme under the Plan;

	“Plan Shares”	means shares subscribed or to be subscribed for by the Borrower with funds provided partly from a Loan including any Bonus Shares issued as provided by Clause 8 in respect thereof;

	“Secretary”	means the Secretary or a Secretary of the Company and words defined in the Pacific Dunlop Employee Share Plan (the “Plan”) have the same meaning in this Loan Scheme which is part of the Plan.

Advance of the loan	2. (1)	Upon acceptance of an application for a Loan, the Company agrees to lend to the Borrower the amount of the Loan.

	(2)	The Borrower directs the Company to apply the amount of the Loan to pay the balance of the issue price payable on the subscription of the Plan Shares

Interest	3. (1)	The Loan shall be free of interest subject to sub-clause(2) hereof

	(2)	Notwithstanding the foregoing, the Board may at any time following the Borrower being in default in respect of the Loan determine that any loan already granted will bear interest up to but not exceeding a market rate of interest (as determined by the Board). In such event the Borrower shall pay interest on the Loan with effect from a date specified in a notice given by the Secretary to the Borrower being a date not less than 14 days after the notice is given.

Repayment and Early Repayment	4. (1)	The Borrower agrees to repay the Loan moneys by way of instalments being amounts equal to the amount of any dividend received by the Borrower from the Company (less any Australian dividend withholding tax (if applicable)) in respect of the Plan Shares, the time for repayment being the date upon which the Borrower is entitled to receive the dividend as aforesaid and the Borrower hereby irrevocably appoints each of the Company and the Secretary as his attorney in the name of and on behalf of himself, to execute all documents and papers and do such things as the attorney thinks fit for the purposes of satisfying and paying the instalment owing under the Loan moneys to the Company, and the Borrower agrees that the Secretary and/or the Company as attorney for the Borrower may in complete satisfaction of each Loan instalment owing to the Company negotiate over and endorse such negotiable instruments including cheques as may be receivable by the Borrower from the Company.

	(2)	The Borrower hereby irrevocably authorises and directs the Company to deduct the Loan instalments and any other amount or interest that becomes due under this Scheme from any salary or wages or other moneys payable by the Company or a Subsidiary or an Affiliate to the Borrower.

(3)	The Borrower may elect, to repay the balance of any amount outstanding in respect of the Loan moneys at any time and upon receipt of payment by the Company the Plan Shares (including any bonus shares) shall become the free and unencumbered property of the Borrower and, the Company shall deliver up to the
Borrower the share scrip in respect of the Plan Shares held by the Company and the Form required under
Paragraph 5(b) hereof.

(4)	If the Borrower -

(i) ceases, for any reason whatsoever, other than death, to be an employee of the Company or of a Subsidiary or an Affiliate;

(ii) fails to pay any instalment of the Loan moneys when due and payable and such failure continues unremedied for a period of thirty (30) days after the date of service of a notice from the Company notifying the Borrower of the failure; or

(iii) purports to assign his interest under the Scheme;

then the Loan moneys shall become due and payable by the Borrower to the Company within three (3)
months from the date of the happening of any of the events referred to above and if the Borrower ceases to be an employee as aforesaid because of his death the said period of three months shall be extended to six
(6) months provided always that the Board may determine in any particular case either the said period of three months or six months shall be varied.

Equitable Mortgage	5.	(a)	In consideration of the premises and as security for the repayment and satisfaction of the loan moneys and all other moneys and liabilities owing hereunder by the Borrower to the Company, the Borrower shall give an equitable mortgage to the Company over the Plan Shares by such means as the Company shall stipulate.

(b)	The Borrower agrees to execute a blank transfer form (“the Form”) in respect of the Plan Shares and deliver up or authorise the delivery of the Form together with the share scrip in respect of the Plan Shares to the
Company.

(c)	The Borrower hereby irrevocably appoints the Company its Attorney to, in the name of and on behalf of the
Borrower, execute under the hand of a Director or the Secretary all documents and papers and do such things as the attorney thinks fit for the purposes of enabling the Borrower to deliver up to the Company both the share scrip in respect of the Plan Shares and the Form.

Limited Recourse	6.	(a)	Where the Borrower ceases to be employed by the Company or a Subsidiary or an Affiliate and the
aggregate market price of the same number of fully paid participating ordinary shares in the Company as the number of Plan Shares held by the Borrower is upon the date of cessation less than the outstanding loan moneys owed by the Borrower in respect of such Plan Shares plus accrued interest (if any) the maximum liability in respect of the Loan moneys owing shall be the lesser of

(i) the Loan moneys then owing (plus accrued interest (if any)); and

(ii) the said market price

In such event the Borrower may elect either to repay the Loan by paying an amount up to the said market price for the number of Plan Shares subject to the Loan or may elect to have the relevant Plan Shares sold and the proceeds applied in full satisfaction of the Loan.

(b)	If the Plan Shares are disposed of and the net proceeds applied under the provisions of Clause 6(a) or if the
Borrower elects to pay the said market price under Clause 6(a) then the Company shall not take any actions or proceedings against or make any claim on the Borrower in respect of any moneys that may remain outstanding under the Loan and the Loan shall be deemed repaid.

Default	7.	(a)	If the Borrower defaults in the repayment of the Plan Loan as required by Clause 4 the Borrower authorises the Secretary of the Company (or his duly authorised delegate) to sell the Plan Shares through a member of an Australian Stock Exchange on behalf of the Borrower and as his attorney.

		(b)	The Company and the Secretary will have complete discretion in respect of the sale of the Plan Shares under this Clause and will not be liable to the Borrower in respect of the timing of or price obtained on or any other circumstances relating to such sale.

		(c)	Upon the sale of the Plan Shares by the Company pursuant to this Clause the Company shall apply the net sales proceeds (after deducting any stamp duty or other like duty payable on the transfer and any costs or expenses incurred by the Company in exercising its rights upon default and effecting the transfer of the Plan Shares) to pay the outstanding amount of the Loan and accrued interest (if any) and the Company shall pay any balance outstanding to the Borrower.

		(d)	The Borrower, in consideration of the grant of the Loan, irrevocably appoints the person who from time to time occupies the position of Secretary of the Company his attorney to complete and execute any documents including share transfers and to do all acts or things in his name and on his behalf which may be convenient or necessary for the purpose of giving effect to the provisions of this Clause and the Borrower covenants with the Company that the Borrower shall ratify and confirm any act or things done pursuant to this power and shall indemnify the attorney in respect thereof.

Bonus Shares	8.	If bonus shares are issued by the Company during the period of the Loan then such bonus shares as are issued to the Borrower in respect of the Plan Shares subject to the loan shall become Plan Shares and be subject to the provisions hereof.

Rights Issues	9.	The Board will determine in the case of each Rights issue whether to offer additional Loan moneys to assist
Plan Members to take up their rights and shall determine the basis upon which such loans are to be offered.

Voting Rights	10.	The Borrower shall be entitled to exercise the voting rights in respect of the Plan Shares held by him provided always that during any period the Borrower is in default in respect of the Loan the Secretary of the Company may exercise such voting rights as he may determine as attorney of the Borrower.

11.	In the event of a Borrower electing to pay an amount in reduction of a Loan the moneys paid shall be applied, in the event of a Borrower owing moneys under more than one Loan, in reduction of the moneys owing under the earliest Loan.

Waiver or Amendment	12.	A party shall not be taken to have:-
		(a)	waived any provision of or any right or entitlement under this scheme; or

		(b)	agreed to any amendment to this scheme

unless he does so expressly in writing duly executed by him

Notices	13.	(a)	All notices shall be in writing and shall be given by:

(i) delivering it to the party personally or at his address on a business day during ordinary business hours; or

(ii) by sending it to the address of the party by prepaid airmail post if overseas, otherwise by prepaid certified post.

		(b)	A notice shall be deemed to be given and received:-

(i) if given in accordance with Clause 13(a)(i) on the business day next after the day of delivery; or

(ii) if given in accordance with Clause 13(a)(ii) five clear business days after the day of posting.

Proper Law	14.	The provisions of this Scheme shall be governed and construed according to the laws of Victoria.

Powers of the Board	15.	It is expressly provided that the provisions of paragraph 10 of the Plan apply to this Scheme which is part of the Plan.

Dividend Reinvestment Plan	16.	Until the loan in respect of Plan Shares is repaid the Member undertakes to the Company that he or she will not apply for membership of the Pacific Dunlop Dividend Reinvestment Plan (or any similar plan established by
		the Company) in respect of the Plan Shares.

Company Divestments	17.	The Board may at its discretion determine to either:

		(a) treat the disposition by the Company or a Subsidiary of a business in which the Borrower is employed or the shares in a Subsidiary or Affiliate by which the Borrower is employed as a resignation by the Borrower; or

		(b) offer to continue the Loan to a Borrower for such period as the Board may in its absolute discretion determine notwithstanding the termination of the employment of the Borrower within the Pacific Dunlop Group or by an affiliate.